ENTERPRISE SOFTWARE ANNOUNCES STRATEGIC INITIATIVES
                          TO MAXIMIZE SHAREHOLDER VALUE

           -- Company Sells REVIVE Technologies, Cancels SAR Program;
               Continues To Pursue Other Strategic Alternatives --


COLORADO SPRINGS, CO, (PR Newswire) April 23, 1999 -- Enterprise Software, Inc. (NASDAQ:ENSW) today announced strategic initiatives intended to maximize the Company's value for the benefit of its shareholders. These initiatives include the sale of its REVIVE Technologies subsidiary, the annulment of the previously announced stock appreciation rights program, and ongoing discussion of the sale of the Company's media businesses.

In October 1998, Enterprise Software announced that it had retained the international investment banking firm of Schroder & Co., Inc. to explore financial and strategic alternatives to maximize value for shareholders, including the possibility of a merger or sale of the Company. Since then, Schroder has thoroughly reviewed the Company's businesses and has had extensive discussions which are ongoing with an interested party regarding a possible sale of the Company's media businesses. In addition, the Company has identified other possible interested buyers and has provided the requisite information to those parties.

At the same time, the Company decided to sell its REVIVE subsidiary, whose performance and prospects did not meet corporate objectives, in order to alleviate the continuing drain on the Company's cash flow-positive media businesses. The Company sold REVIVE to ManTech International, Inc., for a total of $1.65 million in cash and short-term notes.

The sale of REVIVE eliminates a fiscal year 2000 estimated cash flow deficit in excess of $2 million. In connection with this disposition, the Company will record a loss from discontinued operations in the fiscal year ended March 31, 1999 in the amount of approximately $12.5 million, which represents the difference between the balance sheet carrying value of REVIVE and the amounts received upon its sale.

The Company's Board of Directors believes that it continues to be in the best interest of shareholders to aggressively seek strategic or other suitable buyers for the Company's media businesses at a price which, in the opinion of the Board of Directors, reflects the full value of those businesses. In the interim, the Board of Directors and management are seeking other means of enhancing shareholder value and have taken action to reduce corporate overhead by closing the Livonia, Michigan offices; annulling the Stock Appreciation Program and Associated Rights granted in October of 1998 to the Company's former chairman, Andre Blay, all other directors and selected management personnel, which reduces the amount of fully diluted stock; revising option plans; and introducing performance incentives. The Company anticipates additional steps to bring overhead down and increase earnings per share.

Rick Schleufer, chairman and chief executive of Enterprise Software, said: "Our newly reconstituted Board believes that these strategic initiatives provide the best means of delivering maximum value to our shareholders. We have found the most appropriate buyer for REVIVE, which has been negatively impacting our performance and whose prospects were not in line with our corporate objectives, and are eager to enhance the performance of the other operating companies while continuing to explore all other alternatives to maximize shareholder value. We believe these actions are in the best interest of our shareholders, as well as our customers and employees."

The Company noted that the asset write-down associated with the disposition of REVIVE would result in its net worth falling below the standards required by Nasdaq for listing. However, the Company expects its retained earnings for the current fiscal year as well as other steps it can take in the interim to enhance its capital base to enable it to meet the Nasdaq requirements as to which, in all other respects, the Company is in compliance.

At such time in the near future as there are additional matters to report, the Company will hold a shareholder conference call. The information concerning the time and access to the call will be posted on the Company's web site, http://www.ensw.com.

Enterprise Software, Inc., a developer of mission critical software for enterprise management, is the parent company of Enterprise Systems Group, Ltd. and CCMS, recognized leaders in innovative broadcast management software systems and integrated media support services for television stations, radio stations, cable networks, cable systems and other television distributors. Enterprise Software, Inc. was the parent company of REVIVE Technologies, a global provider of legacy systems conversion services and technologies.

Included in the release are "forward-looking" statements based upon the Company's good faith expectations and beliefs which the Company believes are reasonable but which may differ materially from actual results, depending upon the circumstances, and there can be no assurance that the statements of expectation or belief will result or be achieved or accomplished. Taking into account the foregoing, the actual results could differ materially from those expressed in such forward-looking statements as a result of such important factors as the Company's ability to compete with high-technology competitors which may be larger, offer more services, possess greater resources and other factors described in the Company's reports on file with the Securities and Exchange Commission.


                                      # # #